Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of September 24, 2012 (the “Supplemental Indenture”), is by and among SGS International, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of December 30, 2005 providing for the issuance of 12% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the Company proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 11, 2012 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company has done all things necessary or advisable to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Company agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Definitions. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

1.4. Separability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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1.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8 Reference to and Effect on the Indenture.

(a) On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as specifically amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND NOTES

2.1 Amendment to Indenture and Notes. Following the execution and delivery by the Company and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of acceptance for purchase by the Company of the Notes validly tendered in the tender offer contemplated by the Consent Solicitation Statement. Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein. If the Operative Date does not occur on or prior to the Initial Payment Date (as defined in the Consent Solicitation Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2.2 Deletion/Amendment of Certain Provisions.

(a) Amendments.

(i) As of the Operative Date, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

SECTION 3.09	Offer to Purchase by Application of Excess Proceeds
SECTION 4.02	Maintenance of Office or Agency
SECTION 4.05	Taxes
SECTION 4.06	Stay, Extension and Usury Laws
SECTION 4.07	Restricted Payments
SECTION 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries
SECTION 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
SECTION 4.10	Asset Sales

SECTION 4.11	Transactions with Affiliates
SECTION 4.12	Liens
SECTION 4.13	Business Activities
SECTION 4.14	Corporate Existence
SECTION 4.15	Offer to Repurchase Upon Change of Control
SECTION 4.16	No Layering of Debt
SECTION 4.17	Payment for Consent
SECTION 4.18	Additional Note Guarantees
SECTION 4.19	Designation of Restricted and Unrestricted Subsidiaries

(ii) As of the Operative Date, Section 4.03 is hereby amended and restated in its entirety to read as follows:

“Section 4.03 Reports.

The Company will at all times comply with TIA §314(a).”

(iii) As of the Operative Date, each of clauses (a) and (b) of Section 4.04 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

(iv) As of the Operative Date, each of clauses (3) and (4) of Section 5.01 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

(v) As of the Operative Date, each of clauses (3), (4), (5), (6) and (9) of Section 6.01 and each of clauses (2), (3), (4), (5) and (6) of Section 8.04 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.

(vi) As of the Operative Date, the Indenture is hereby amended by adding the following to Section 12.02 as the last paragraph:

“Notwithstanding anything in Article Eight or this Article Twelve to the contrary, upon the Company’s written request, the Trustee may use amounts held in trust in connection with a satisfaction and discharge of the Indenture to pay all principal and interest due to Holders who tender their Notes to the Company for purchase before such Notes are paid in full at redemption or maturity, as the case may be, as long as the Company delivers to the Trustee an Officers’ Certificate stating that sufficient funds will remain in deposit to pay at redemption or maturity, as the case may be, all principal, premium and Liquidated Damages, if any, and interest due on Notes not tendered for purchase.”

2.3 Other Amendments to the Indenture. All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2 of this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

2.4 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2 and 2.3 hereof. Upon the Operative Date, such provisions from the Notes shall be deemed deleted or amended as applicable.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date first written above.

SGS INTERNATIONAL, INC.,
as the Company

By:	/s/ Benjamin F. Harmon, IV
Name: Benjamin F. Harmon, IV
Title: Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President